Exhibit 99.1

Innodata Isogen Reports First Quarter 2011 Results

NEW YORK--(BUSINESS WIRE)--April 28, 2011--INNODATA ISOGEN, INC. (NASDAQ: INOD), today reported results for the first quarter ended March 31, 2011.

  Total revenue was $14.7 million in the first quarter of 2011, a decline of 1% from fourth quarter 2010 revenue of $14.9 million. This decline was primarily due to the completion of several one-time projects and the termination of an engagement which in the aggregate reduced revenues by $0.8 million, partially offset by a $0.6 million increase in recurring revenue. Year-over-year revenue was lower by approximately 5%.
  The Company generated pre-tax income of $0.1 million compared to a ($0.3) million pre-tax loss in the fourth quarter of 2010 and a ($0.9) million pre-tax loss in the first quarter of 2010. Higher-margin revenue was the primary contributor to the increases in operating margins, bolstered by innovations in processes and technology.
  Net earnings were at break-even in the first quarter of 2011, or less than $0.01 per diluted share, compared to net income of $1.2 million in the preceding quarter, or $0.05 per diluted share, and a net loss of $1.4 million, or ($0.06) per diluted share, in the first quarter of 2010. Net income in the preceding quarter reflected significant tax benefits to the Company in that period.
  The company’s balance sheet continues to be strong with $28.6 million in cash, cash equivalents and investments as of March 31, 2011, compared to $28 million at the end of December 31, 2010, and stockholders’ equity of $39.5 million as of March 31, 2011.

”We are reporting both sequential and year-over-year improvement in pre-tax earnings, despite lower revenue, as a result of our focus on winning new higher margin business,” said Jack Abuhoff, Chairman and CEO of Innodata. “Next quarter, we expect revenues to increase sequentially to between $14.9 and $15.2 million.”

“We’re committed to an aggressive three-year growth strategy. We believe that the level of change taking place in the way people consume and utilize digital information - in combination with our proven execution capability, global platform and strong customer franchise - creates fertile ground for us to pursue growth.”

Timing of Conference Call with Q&A

Innodata Isogen will conduct an earnings conference call, including a question & answer period, at 11:00 AM EDT today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:
1-888-339-3503 (Domestic)
1-719-457-2573 (International)
1-888-203-1112 (Domestic Replay)
1-719-457-0820 (International Replay)

Pass code on replay only: 6169630

Investors may also access a live Webcast of the conference call at the Investor Relations section of www.innodata-isogen.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata Isogen

Innodata Isogen (NASDAQ: INOD), is a leading provider of knowledge process outsourcing (KPO) services, as well as publishing and related information technology (IT) services.

We work as a product development partner to our clients, helping them meet their content creation and publishing challenges. We provide outsourcing services that draw upon onshore and offshore resources, proven project management and highly engineered processes and tools. We also help our clients improve their internal business operations with process and systems engineering. Our clients include leading enterprises in information-intensive industries such as media, publishing and information services, high technology, manufacturing, aerospace, defense, law, government and intelligence.

Recent honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in the New York metro area, Innodata Isogen has offices and operations in the United States, the United Kingdom, Israel, India, Sri Lanka, and the Philippines.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely,” “intend” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, the primarily at-will nature of the company's contracts with its customers and the ability of customers to reduce, delay or cancel projects, including projects that the company regards as recurring; continuing revenue concentration in a limited number of clients; continuing reliance on project-based work; inability to replace projects that are completed, cancelled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

INNODATA ISOGEN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,

	2011	2010

Revenues	$14,701	$15,474

Operating costs and expenses:
Direct operating expenses	10,673	12,272
Selling and administrative expenses	4,053	4,135
Interest income, net	(109)	(2)

Totals	14,617	16,405
Income (loss) before provision for (benefit from) income taxes	85	(931)

Provision for income taxes	69	473
Net income (loss)	$15	$(1,404)

Income (loss) per share – basic and diluted	$-	$(.06)
Weighted average shares outstanding:
Basic	25,155	25,379
Diluted	25,414	25,379

INNODATA ISOGEN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in Thousands)

	March 31,	December 31,
	2011	2010

ASSETS:

Current assets:
Cash and cash equivalents	$14,379	$14,120
Short term investments - other	8,547	8,875
Accounts receivable, net	8,004	8,389
Prepaid expenses and other current assets	3,350	3,842
Deferred income taxes	1,479	1,581

Total current assets	35,759	36,807
Property and equipment, net	4,120	4,284

Other assets	2,602	2,684

Long term investments - other	5,674	5,000

Deferred income taxes	3,333	2,797

Goodwill	675	675

TOTAL	$52,163	$52,247

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable and accrued expenses	$2,923	$3,047
Accrued salaries, wages and related benefits	4,808	4,870
Income and other taxes	1,908	1,852
Current portion of long term obligations	215	458
Deferred income taxes	432	492

Total current liabilities	10,286	10,719

Deferred income taxes	153	137

Income and other taxes – long term	360	349

Long term obligations	1,914	1,604

Stockholders' equity	39,450	39,438

TOTAL	$52,163	$52,247

CONTACT:
Innodata Isogen, Inc.
Raj Jain, 201-371-8024
Director Finance
rjain@innodata-isogen.com